Exhibit 99.1
CONTACT: Tim Trenary
Commercial Vehicle Group, Inc.
(614) 289-0418
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2018 RESULTS

Results enhanced by strong end market growth and diligent cost management

NEW ALBANY, OHIO, March 11, 2019 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2018.

	Fourth Quarter
( $ in millions except EPS)	2018	2017
Revenues	$223.6	$188.3
Operating Income	$14.4	$8.0
Net Income (Loss)	$8.9	$(7.2)
Basic EPS (Loss)	$0.29	$(0.24)
Diluted EPS (Loss)	$0.29	$(0.24)

“For the full year 2018, our team delivered exceptional results not seen since the peak markets in 2006, with revenues increasing 19 percent and operating income more than doubling year-over-year. These results reflect strong growth in the North America heavy-duty truck market and continued robust demand in the global construction equipment market. While we continue to experience some headwinds related to material cost inflation and difficult global labor markets, we have implemented a number of actions to mitigate the impact, which are bearing fruit,” commented Patrick Miller, President and Chief Executive Officer. “In late February, we announced the reorganization of our operations, which we believe will accelerate growth, drive synergies, and better position the Company to capitalize on attractive industry trends. Through this new operating structure, we believe we are better suited to allocate resources to the highest return opportunities, both organically and inorganically to deliver increasing shareholder value.”

Tim Trenary, Chief Financial Officer, stated, “As we head into 2019, we expect further revenue growth related to the record order backlog for North America heavy-duty truck production, as well as continued strength in the global construction equipment market despite some softening in China. Our initiatives to improve CVG’s financial performance and balance sheet over the last three years have better positioned the Company to invest prudently in strategic growth opportunities. Today, we have a stronger balance sheet, as we have brought net leverage down to 1.2 times EBITDA and have liquidity of $134 million. As a result, we believe we are well positioned for growth in 2019.”

Consolidated Results

Fourth Quarter 2018 Results

•
Revenues in the fourth quarter of 2018 were $223.6 million compared to $188.3 million in the prior year period, an increase of 18.7 percent primarily resulting from an increase in heavy-duty truck production in North America and improvement in the construction equipment markets we serve. Foreign currency translation adversely impacted fourth quarter revenues by $2.4 million, or 1.3 percent.

•
Operating income in the fourth quarter of 2018 was $14.4 million compared to $8.0 million in the prior year period. The resulting operating margin of 6.4 percent was a 219 bps improvement over fourth quarter 2017. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, reflecting the solid market performance experienced by both of our reorganized segments, Electrical Systems and Global Seating. Operating income also benefited from facility restructuring completed in 2017. Commodity and other material inflationary pressures and difficult labor markets adversely affected operating income. However, cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these headwinds.

•
Net income in the fourth quarter of 2018 was $8.9 million, or $0.29 per diluted share, compared to a net loss of $7.2 million, or $0.24 loss per diluted share, in the prior year period. Earnings in the fourth quarter of 2018 benefited from a $1.3 million adjustment to the provisional $11.2 million charge in the fourth quarter of 2017 associated with the implementation of the 2017 Tax Cuts and Jobs Act in the fourth quarter of 2017.

Fiscal Year 2018 Results

	Full Year
( $ in millions except EPS)	2018	2017
Revenues	$897.7	$755.2
Operating Income	$66.9	$30.9
Net Income (Loss)	$44.5	($1.7)
Basic EPS (Loss)	$1.47	($0.06)
Diluted EPS (Loss)	$1.46	($0.06)

•
Revenues in fiscal year 2018 were $897.7 million compared to $755.2 million in the prior year, an increase of 18.9 percent resulting primarily from an increase in heavy-duty truck production in North America and improvement in the construction equipment markets we serve. The 2018 North America heavy-duty truck production was 324,290 units compared to 255,590 units in 2017. Foreign currency translation favorably impacted fiscal year 2018 revenues by $8.1 million, or 1.1 percent.

•
Operating income in fiscal year 2018 was $66.9 million compared to $30.9 million in the prior year. Operating income was favorably impacted by higher revenues, reflecting strong market conditions, coupled with focused efforts on raw material cost recovery and operational excellence initiatives, as well as the benefits of our restructuring plan that was successfully completed at the end of 2017, partially offset by commodity and other material inflationary pressures and difficult labor markets. In fiscal year 2017, we incurred approximately $10 million in costs associated with a labor shortage in our North America wire harness business and restructuring and other charges of $4.3 million.

•
Net income was $44.5 million in fiscal year 2018, or $1.46 per diluted share, compared to a net loss of $1.7 million, or $0.06 loss per diluted share, in fiscal year 2017. Net income in fiscal year 2017 was burdened with $3.2 million of costs associated with debt refinancing and an $11.2 million tax charge associated with the implementation of the 2017 Tax Cuts and Jobs Act. In 2018, based on additional guidance from the Internal Revenue Service, a tax benefit of $4.2 million was recorded to adjust the provisional tax expense recorded in 2017 related to the 2017 Tax Cut and Jobs Act.

At December 31, 2018, the Company had liquidity of $134.2 million; $70.9 million of cash and $63.3 million availability from our asset based revolver. There were no borrowings under our asset based revolver at December 31, 2018.

Segment Results

Electrical Systems Segment (ES)

Fourth Quarter 2018 Results

•
Revenues for the ES Segment in the fourth quarter of 2018 were $127.0 million compared to $109.2 million in the prior year period, an increase of 16.3 percent primarily as a result of increased sales of trim systems and components into the North America truck market and higher sales of electrical wire harnesses and panel assemblies into the construction equipment markets we serve. Foreign currency translation adversely impacted fourth quarter 2018 revenues by $0.6 million, or 0.6 percent.

•
Operating income in the fourth quarter of 2018 was $13.3 million compared to $8.5 million in the prior year period, up 56.5 percent year over year. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, partially offset by commodity and other material inflationary pressures and costs associated with difficult labor markets. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures. The fourth quarter 2017 results include a $0.2 million gain associated with restructuring actions.

Fiscal Year 2018 Results

•
Revenues for the ES Segment in fiscal year 2018 were $512.8 million compared to $434.4 million in the prior year, an increase of 18.0 percent primarily as a result of improvement in the North America truck market and construction equipment markets we serve. Foreign currency translation favorably impacted fiscal year 2018 revenue by $4.5 million, or 1.0 percent.

•
Operating income in fiscal year 2018 was $59.0 million compared to $35.5 million in the prior year, up 66.2 percent year over year. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, partially offset by commodity and other material inflationary pressures and costs associated with difficult labor markets. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures. The year ended December 31, 2017, included costs of approximately $10.0 million arising from a labor shortage in our North American wire harness business. Also benefiting operating income was the completion of facility restructuring in late 2017 which included $1.8 million in charges relating to facility restructuring and related costs.

Global Seating Segment (GS)

Fourth Quarter 2018 Results

•
Revenues for the GS Segment in the fourth quarter of 2018 were $99.3 million compared to $81.2 million in the prior year period, an increase of 22.2 percent primarily resulting from an increase in the sale of seats associated with higher heavy-duty truck production in North America. Revenues also benefited from an increase in the sale of seats into the construction equipment markets we serve. Foreign currency translation adversely impacted fourth quarter 2018 revenues by $1.7 million, or 2.1 percent.

•
Operating income in the fourth quarter of 2018 was $7.0 million compared to $5.3 million in the prior year period, up 32.1 percent year over year. The increase in operating income period-over-period is primarily attributable to the increase in sales volume, partially offset by commodity and other material inflationary pressures and costs associated with difficult labor markets. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures.

Fiscal Year 2018 Results

•
Revenues for the GS Segment in fiscal year 2018 were $397.5 million compared to $329.5 million in the prior year, an increase of 20.6 percent primarily resulting from an increase in heavy-duty truck production in North America and improvement in the construction equipment markets we serve. Foreign currency translation favorably impacted fiscal year 2018 revenue by $3.6 million, or 1.1 percent.

•
Operating income in fiscal year 2018 was $31.2 million compared to $18.6 million in the prior year, up 67.7 percent year over year. The increase in operating income year-over-year is primarily attributable to the increase in sales volume, partially offset by commodity and other material inflationary pressures and costs associated with difficult labor markets. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures.

2019 End Market Outlook

Management estimates that 2019 North American Class 8 truck production will be in the range of 330,000 to 350,000 units and 2019 North American Class 5-7 truck production will be similar to 2018. We have seen strong orders in the construction markets we serve in Europe and North America. Order patterns in Asia have been moderating in the first quarter of 2019.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss the contents of this press release is scheduled for Tuesday, March 12, 2019, at 8:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 1892736.

The call will be webcast and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 1892736.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium-and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the Company’s ability to recognize synergies from the reorganization of the segments; (vii) the Company’s failure to successfully manage any divestitures; (viii) the impact of changes in governmental regulations on the Company's customers or on its business; (ix) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (x) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xi) the Company’s ability to comply with the financial covenants in its debt facilities; (xii) fluctuation in interest rates relating to the Company’s debt facilities; (xiii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiv) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xvi) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvii) changes to domestic manufacturing initiatives; and (xviii) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business; and (xix) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2018. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	2018	2017
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash	$70,913	$52,244
Accounts receivable, net of allowances of $5,139 and $5,242, respectively	134,624	108,595
Inventories	92,359	99,015
Other current assets	16,828	14,792
Total current assets	314,724	274,646
Property, plant and equipment, net of accumulated depreciation of $143,781 and $147,553, respectively	65,099	64,630
Goodwill	7,576	8,045
Intangible assets, net of accumulated amortization of $9,568 and $8,533, respectively	12,800	14,548
Deferred income taxes, net	15,348	20,273
Other assets	2,583	2,246
TOTAL ASSETS	$418,130	$384,388
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,645	$86,608
Accrued liabilities and other	36,969	33,944
Current portion of long-term debt	9,102	3,191
Total current liabilities	132,716	123,743
Long-term debt	154,656	163,758
Pension and other post-retirement liabilities	12,065	15,450
Other long-term liabilities	3,655	6,695
Total liabilities	303,092	309,646
Stockholders’ Equity:
Common stock, $.01 par value (60,000,000 shares authorized; 30,512,843 and 30,219,278 shares issued and outstanding, respectively);	318	304
Treasury stock, at cost: 1,334,251 and 1,175,795 shares, respectively	(10,245)	(9,114)
Additional paid-in capital	243,007	239,870
Retained deficit	(70,571)	(115,083)
Accumulated other comprehensive loss	(47,471)	(41,235)
Total stockholders’ equity	115,038	74,742
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$418,130	$384,388

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$223,602	$188,339	$897,737	$755,231
Cost of Revenues	193,335	165,681	768,885	663,513
Gross Profit	30,267	22,658	128,852	91,718
Selling, General and Administrative Expenses	15,503	14,307	60,679	59,547
Amortization Expense	319	331	1,300	1,320
Operating Income	14,445	8,020	66,873	30,851
Interest and Other Expense	4,961	2,394	13,365	17,206
Income Before Provision for Income Taxes	9,484	5,626	53,508	13,645
Provision for Income Taxes	603	12,853	8,996	15,350
Net Income (Loss)	$8,881	$(7,227)	$44,512	$(1,705)

Earnings (Loss) per Common Share:
Basic	$0.29	$(0.24)	$1.47	$(0.06)
Diluted	$0.29	$(0.24)	$1.46	$(0.06)

Weighted Average Shares Outstanding:
Basic	30,447	30,145	30,277	29,942
Diluted	30,622	30,145	30,587	29,942

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)
(Amounts in thousands)

	For the three months ended December 31,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues
External Revenues	$125,067	$107,391	$98,535	$80,948	$—	$—	$223,602	$188,339
Intersegment Revenues	1,981	1,819	716	280	(2,697)	(2,099)	—	—
Total Revenues	$127,048	$109,210	$99,251	$81,228	$(2,697)	$(2,099)	$223,602	$188,339
Gross Profit	$17,584	$12,387	$12,719	$10,575	$(36)	$(304)	$30,267	$22,658
Selling, General & Administrative Expenses	$4,066	$3,720	$5,570	$5,127	$5,867	$5,460	$15,503	$14,307
Amortization Expense	$187	$187	$132	$144	$—	$—	$319	$331
Operating Income	$13,331	$8,480	$7,017	$5,304	$(5,903)	$(5,764)	$14,445	$8,020

	For the twelve months ended December 31,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues
External Revenues	$503,717	$427,476	$394,020	$327,755	$—	$—	$897,737	$755,231
Intersegment Revenues	9,037	6,922	3,481	1,761	(12,518)	(8,683)	—	—
Total Revenues	$512,754	$434,398	$397,501	$329,516	$(12,518)	$(8,683)	$897,737	$755,231
Gross Profit	$75,184	$52,011	$54,231	$40,722	$(563)	$(1,015)	$128,852	$91,718
Selling, General & Administrative Expenses	$15,390	$15,757	$22,433	$21,585	$22,856	$22,205	$60,679	$59,547
Amortization Expense	$747	$746	$553	$574	$—	$—	$1,300	$1,320
Operating Income	$59,047	$35,508	$31,245	$18,563	$(23,419)	$(23,220)	$66,873	$30,851

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Trailing Twelve Months Ended December 31,
	2018	2017
Net (Loss) Income	$44,512	$(1,705)
Interest Expense	14,676	19,149
Income Tax Expense	8,996	15,350
Depreciation Expense	14,118	14,024
Amortization Expense	1,300	1,320
EBITDA	$83,602	$48,138

Debt per Balance Sheet	$163,758	$166,949
Plus: Original Issue Discount	2,430	3,045
Plus: Prepaid Financing	2,249	2,818
Gross Debt	$168,437	$172,812
Less: Cash	70,913	52,244
Net Debt	$97,524	$120,568
Divide by Trailing 12 Months EBITDA	$83,602	$48,138
Net Leverage	1.2x	2.5x

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.